Exhibit 99.2

NEWS RELEASE FIRST BANK

DATE:  April 23, 2003

CONTACT: Steve Pettit/John Norton

TO BE RELEASED: Immediately

(540) 465-9121

First National Corporation Announces 6 % Earnings increase for the First Quarter

First National Corporation (FXNC-BB) reported net income of $743.6 thousand for the first quarter of year 2003, an increase of 6 % or $ 41.7 thousand over the net income for the corresponding quarter of 2002.  Earnings per share were $.97, an increase of 9 % from the $.89 per share for the first quarter in 2002. On February 25, 2003, the Corporation purchased and retired 59,000 shares of its outstanding common stock.

Total assets for the company as of March 31, 2003, were $307.7 million, an increase of $55.3 million or 22% over the same period last year.  Loans outstanding grew by $35.4 million or 19.2 % and accounted for the majority of the asset growth.  Total deposits equaled $253.8 million, an increase of $ 51.9 million or 25.7% over the year 2002.

First National Corporation is a fast growing holding company for First Bank, which operates 9 offices in the Northern Shenandoah Valley region of western Virginia.

This press release may contain forward-looking statements, as defined by federal securities laws, which may involve significant risks and uncertainties.  The statements are based on estimates and assumptions made by management in conjunction with other factors deemed appropriate under the circumstances.  Actual results could differ materially from current projections.  Readers are encouraged to read filings the company has made with the Securities and Exchange Commission for additional information.